APPLIED BIOSYSTEMS GROUP REPORTS FOURTH QUARTER
                        AND FISCAL 2001 YEAR END RESULTS

FOSTER CITY, CA, July 26, 2001 - Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported that earnings per share in the fourth quarter ended June 30, 2001 were $0.22 per diluted share, versus $0.26 for the prior year fourth quarter. All per share amounts refer to per share of Applera Corporation-Applied Biosystems Group Common Stock.

Net revenues for the Group for the fourth quarter of fiscal 2001 were $405.1 million, a 3.4 percent increase over $391.8 million in the fourth quarter of fiscal 2000. For the quarter, revenues from instrument sales, including software, were $191.4 million, compared to $216.9 million in last year's period, a 12 percent decrease. The decrease in instrument revenues partially resulted from lower demand from commercial customers due to the current economic slowdown. Instrument sales also suffered in comparison to a particularly strong quarter in fiscal 2000 when Applied Biosystems realized record high shipments of the ABI PRISM(R) 3700 DNA Analyzer.

Consumables sales in the fourth quarter of fiscal 2001 experienced strong growth, increasing to $158.3 million from $125.6 million in last year's quarter, a 26 percent increase, reflecting continued demand for sequencing and sequence detection reagents. Revenues from other sources, which include service contracts, royalties, licenses, and contract research, increased 12 percent to $55.4 million from $49.3 million last year. Growth in this category was affected by a higher level of income from new licenses in the fourth quarter last year.

The continued strength of the U.S. dollar again had a negative effect on operating results. Revenues for the fourth quarter of fiscal 2001 were adversely impacted by approximately $8 million from foreign currency translation, net of the Company's currency management program.

Excluding a special charge in the prior year, operating income in the fourth quarter of fiscal 2001 decreased 15 percent to $66.1 million from $77.7 million in the prior year. Excluding the special charge and the effects of currency, operating income decreased 12 percent, in part due to a 17 percent increase in R&D spending. Gross margin in the fourth quarter declined to 51.0 percent from
54.3 percent in the prior year, due primarily to investment in new products, including start-up costs related to product testing and validation for a substantial expansion in oligonucleotide production capacity to meet expected customer demand for assays for gene expression and single nucleotide polymorphisms (SNPs). Other factors contributing to the decline in gross margin were lower revenues from licenses and negative currency effects. The effect of product mix on gross margin was favorable during the fourth quarter of fiscal 2001 compared to the prior year.

Net income in the quarter declined 16 percent to $47.6 million compared with $56.6 million in the comparable period last year. The total negative impact of currency translation and transaction adjustments on net income was approximately $3 million, or one cent per share, in the fourth quarter.

For the fiscal year ended June 30, 2001, earnings per diluted share increased 12 percent to $0.96 compared to $0.86 last year. Net income for fiscal 2001 was $212.4 million, 14 percent higher than in the prior year. Excluding special items from both years, net income increased 9 percent. Operating


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income for fiscal 2001 was $279.9 million, 8 percent higher than in fiscal 2000, excluding a special charge from fiscal 2000.

For fiscal 2001, the Group reported net revenues of $1.6 billion compared to $1.4 billion in the prior year, a 17 percent increase. For the fiscal year, revenues from instrument sales were $813.3 million, up 8 percent from $755.2 million last year. Consumables sales grew to $592.1 million from $473.7 million last year, a 25 percent increase. Revenues from other sources increased 34 percent to $214.1 million from $159.2 million.

Excluding the negative effects of foreign currency for fiscal 2001 and special items from both years, revenues increased approximately 20 percent, gross margin increased 17 percent, operating income rose 15 percent, and net income grew 18 percent over year-earlier levels. Excluding currency and special items, diluted earnings per share would have grown $0.14 per share, or 16 percent, in fiscal 2001 over year-earlier levels.

Tony L. White, chief executive officer of Applera Corporation, said, "Fourth quarter results reflect the several factors we have discussed for several months, specifically the slowdown in capital equipment purchases that has now been reported by a number of life science toolmakers, a product transition in part of the Applied Biosystems mass spectrometry line, the comparison to a peak period of shipments of 3700s last year, and the negative impact of currency. We expect these factors will continue to restrain revenue growth for the next few quarters. We are controlling growth of administrative and marketing expenses but are continuing to invest aggressively in research and development and new product introductions as we believe these actions are important to remain a market leader and to drive a return to high growth."

"While we continue to see some customer reluctance to make capital purchases in an uncertain economy, we remain optimistic that our sales and earnings growth should re-accelerate during calendar 2002," said Michael W. Hunkapiller, Ph.D., president of Applied Biosystems. "Our consumables sales continued their healthy growth in the quarter as customers expanded their efforts to obtain DNA sequence information from a growing list of organisms and to explore the diversity of sequences within the human population linked to human biology. This information, in turn, should continue to generate demand for tools to explore protein structure and function. The continued commitment by the U.S. Congress and Administration to double the National Institutes of Health budget over the next five years is indicative of the importance of these programs."

"Our ability to exploit these opportunities depends heavily on an early understanding of customer needs and the timely introduction of innovative products to meet these needs," Dr. Hunkapiller added. "We have recently introduced and plan to release during fiscal 2002 a number of novel, high throughput instruments for gene and protein studies. Additionally, we need to provide the literally hundreds of thousands of new reagents that can allow scientists to exploit the expanding flow of basic genetic information from large scale sequencing programs. We believe Applied Biosystems is particularly well positioned to pursue this opportunity, and in the last few quarters we have laid the groundwork by increasing the scale of our systems for manufacturing oligonucleotides."

"We believe that the creation of genome-wide assay sets based on these reagents for the study of gene expression and genetic diversity across the entire set of human genes could represent a potential business opportunity that may be larger than any addressed by Applied Biosystems in the past. Since opportunities


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extend beyond the creation of research products, as we announced in the Applera
July 24 press release, we are also working with our colleagues at Celera Genomics and Celera Diagnostics on a comprehensive SNP discovery, gene association, and gene expression program to identify variations in the sequence and expression of genes and their association with human health."

Celera Diagnostics Joint Venture

Celera Diagnostics has been established as a joint venture between Applied Biosystems and Celera Genomics. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. Celera Diagnostics is uniquely positioned to contribute to the future of diagnostic medicine by leveraging the instrument and technology expertise of Applied Biosystems with the discovery and informatics power of Celera Genomics. These existing capabilities are complemented by the skills of the team being assembled at Celera Diagnostics.

Currently over 100 scientists and business executives experienced in genetic research and diagnostic product development and commercialization have been assembled at Celera Diagnostics, headquartered in a newly-leased 66,000-square-foot facility in Alameda, CA. As announced in the July 24 Applera Corporation press release, an immediate focus for the staff includes participation with scientists from Celera Genomics and Applied Biosystems in a comprehensive SNP discovery and gene association project to identify variations in the sequence and expression of genes and their association with disease and therapy. These discoveries are expected to generate intellectual property for Applera and be incorporated into new molecular diagnostic tests. Celera Diagnostics also plans to prepare protein markers discovered in collaboration with Celera Genomics for commercialization.

The discovery efforts with Applied Biosystems and Celera Genomics are expected to provide a medium-term strategy for the joint venture. Near-term, Celera Diagnostics will focus on commercialization of molecular diagnostic tests on the Applied Biosystems sequencing platforms.

Applied Biosystems has contributed to Celera Diagnostics its existing molecular diagnostics business. Celera Genomics will provide access to its genome databases and will fund all of the cash operating losses of Celera Diagnostics up to a maximum of $300 million (initial losses), after which, operating losses, if any, would be shared equally by Celera Genomics and Applied Biosystems. Celera Diagnostics profits would be shared in the ratio of 65 percent to Celera Genomics and 35 percent to Applied Biosystems until the cumulative profits of Celera Diagnostics equal the initial losses. Subsequently, profits and losses and cash flows would be shared equally. Capital expenditures and working capital requirements of the joint business will be funded equally by Celera Genomics and Applied Biosystems.

Applied Biosystems will reimburse Celera Genomics for all tax benefits generated by Celera Diagnostics to the extent such tax benefits are utilized by Applied Biosystems. Based upon current expectations, this reimbursement is estimated to be approximately 35 percent of Celera Diagnostics' losses. Given this expectation, the maximum net cash funding of initial losses by Celera Genomics prior to equal sharing would be approximately $200 million.

For financial reporting purposes, Celera Genomics and Applied Biosystems will account for their investments in Celera Diagnostics under the equity method of accounting, with Celera Genomics recording 100 percent of the initial losses, as described above, in its income statement as loss from joint venture.

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In addition to their ownership interests in the joint venture, Applied
Biosystems and Celera Genomics are expected to benefit from rights each will gain from the output of the Celera Diagnostics discovery programs.

Outlook

The Group anticipates lower growth rates for the first three quarters of fiscal 2002 compared to the strong performance in the prior year periods. Sales growth rates for the first three quarters of fiscal 2002 are currently expected to be in the mid single digits, rising to double digits in the fourth fiscal quarter (June 2002) and accelerating in the second half of calendar 2002. For fiscal 2002 overall, we anticipate sales growth of approximately 7 to 9 percent assuming current currency rates hold.

On July 24, Applera Corporation announced the next phase of its genomics strategy - a comprehensive collaboration for commercializing products derived from information obtained through analysis of the human genome. These products will be based on the identification of variations in the sequence and expression of genes, and their association with disease and therapy. This program is being implemented by Applera's three businesses - Applied Biosystems Group, Celera Genomics Group and Celera Diagnostics.

Over the next year, Applera plans to invest approximately $75 million, at our cost, to be funded equally by its three businesses, to initiate this program. These funds will be used for a resequencing effort to be completed at Celera Genomics, to develop validated reagent sets at Applied Biosystems, and to initiate disease association studies at Celera Diagnostics.

The financial impact of this is twofold. First, each of the three businesses would incur incremental R&D spending of approximately $20 million to $25 million as all of the costs are shared equally. Second, Applied Biosystems will not recognize revenue or profits from this $75 million expenditure from either Celera or Celera Diagnostics. The effort will consume a substantial portion of Celera Genomics' sequencing capacity that in prior years generated revenues for Applied Biosystems. As a result, while sales from Applied Biosystems to Celera Genomics totaled $64 million in fiscal 2001, sales from Applied Biosystems to Celera Genomics are anticipated to be approximately $25 million in fiscal 2002. This lower level of sales is part of the reason we are forecasting lower sales growth for Applied Biosystems in fiscal 2002.

We expect diluted earnings per share for fiscal 2002 to be in the range of $0.95 to $1.00 with diluted earnings per share expected to trail the prior year in the first fiscal quarter by five or six cents. We expect diluted earnings per share may be flat versus prior year in the second quarter, grow 5 to 10 percent in the third quarter, and attain higher growth in the fourth quarter as new product launches should accelerate sales and profit performance. We anticipate research and development expenditures, including Applied Biosystems' share of the new Applera Corporation genomics commercialization program announced July 24, to increase approximately 15 to 17 percent in fiscal 2002 over prior year levels. Research and development spending should approximate 12 percent of sales in fiscal 2002 as we increase investment spending to support the introduction of new products and platforms in this year and in the future. Selling, general and administrative expenses are expected to rise somewhat more slowly than revenue during fiscal 2002. Capital spending in fiscal 2002 is anticipated to be approximately $110 million.


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These comments reflect management's current outlook. The Company does not have any current intention to update this outlook and plans to revisit the Group's outlook only once each quarter when financial results are announced.

Conference Call & Webcast

A conference call with Applera Corporation and Applied Biosystems executives will be held today at 9 a.m. (ET) with investors and media to discuss these results and management's current financial outlook for the Company. Investors, securities analysts, and representatives of the media calling from the US or Canada who would like to participate should dial 800-598-1707 (ask for Year End Earnings Release) between 8:45 a.m. and 9:00 a.m. International participants should call (+1) 706-634-4992. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit either www.applera.com and go to the Investor Relations section of the web site, or www.appliedbiosystems.com and go to the In the News section, or www.celera.com and go to the Investor Center section. The webcast will be archived for seven days following the conference call.

Applera Corporation comprises two operating groups. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA) and proteins to make scientific discoveries, leading to the development of new pharmaceuticals, and to conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA. The Celera Genomics Group, an integrated source of genomic and related medical information headquartered in Rockville, MD, is evolving to become a next generation therapeutic discovery company. Celera intends to leverage its industrialized approach to biology to develop platforms for enabling these new discoveries both for its own internal product development and for its customers, including collaboration partners and subscribers. Celera Diagnostics has been established as a joint venture between Applied Biosystems and Celera Genomics. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. Information about the Company, including reports and other information filed by the Company with the Securities and Exchange Commission, is available on the worldwide web at www.applera.com or by phoning 800.762.6923.

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems businesses include but are not limited to (1) rapidly changing technology and dependence on development of new products; (2) sales dependent on customers' capital spending policies and government-sponsored research; (3) claims for patent infringement; (4) significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (5) future growth strategy; (6) electricity shortages and earthquakes; (7) uncertainty that the program announced July 24 will identify medically relevant genes and SNPs that can become the targets for new assays or diagnostic or therapeutic products; (8) the size of the revenue opportunity, if any, in commercializing new reagents as described in the July 24 press release is uncertain; (9) Applied Biosystems' ability to manufacture the variety and volume of reagents anticipated is unproven;


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(10) the value of products developed from the program announced on July 24 may depend on patent protection which may not be sufficiently available; (11) Celera Diagnostics is a new and developing business entity and its ability to discover, develop, and commercialize novel diagnostic tests is unproven and its ability to become profitable eventually is uncertain; and (12) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission.

Copyright(C)2001. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics and Celera Genomics are registered trademarks of Applera Corporation or its subsidiaries in the U.S. and certain other countries.

                                       ###





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APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP

COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)

                                              Three months ended            Twelve months ended
                                                   June 30,                      June 30,
                                            2001             2000           2001            2000
                                        ------------    ------------   ------------    ------------
Net revenues                            $      405.1    $      391.8   $    1,619.5    $    1,388.1
Cost of sales                                  198.4           179.2          774.5           637.7
                                        ------------    ------------   ------------    ------------
Gross margin                                   206.7           212.6          845.0           750.4
Selling, general and administrative             91.7           116.6          380.6           393.9
Research, development and engineering           48.9            41.7          184.5           141.2
Merger costs                                                     2.1                            2.1
                                        ------------    ------------   ------------    ------------
Operating income                                66.1            52.2          279.9           213.2
Gain on investments                                             22.8           15.0            48.6
Interest income, net                             3.7             4.1           15.5            10.5
Other income (expense), net                     (1.8)            7.2           (5.9)            3.4
                                        ------------    ------------   ------------    ------------
Income before income taxes                      68.0            86.3          304.5           275.7
Provision for income taxes                      20.4            29.7           92.1            89.5
                                        ------------    ------------   ------------    ------------
Net income                              $       47.6    $       56.6   $      212.4    $      186.2
                                        ============    ============   ============    ============

Net income per share
     Basic                              $       0.23    $       0.27   $       1.01    $       0.90
     Diluted                            $       0.22    $       0.26   $       0.96    $       0.86

Average common shares outstanding
     Basic                               210,970,000     208,377,000    210,188,000     207,010,000
     Diluted                             217,406,000     221,171,000    220,476,000     217,016,000

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APPLERA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)

                                                  Three months ended           Twelve months ended
                                                       June 30,                     June 30,
                                                  2001          2000           2001            2000
                                                 ------        ------        --------        --------
Net revenues                                    $ 416.4        $391.7        $1,644.1        $1,371.0
Cost of sales                                     191.8         170.7           748.9           609.1
                                                -------        ------        --------        --------
Gross margin                                      224.6         221.0           895.2           761.9
Selling, general and administrative               108.6         131.7           440.1           436.9
Research, development and engineering              98.2          83.8           355.2           270.6
Amortization of goodwill and other intangibles     10.9           3.7            43.9             4.2
Restructuring and other special charges            69.1           2.1            69.1             2.1
                                                -------        ------        --------        --------
Operating income (loss)                           (62.2)         (0.3)          (13.1)           48.1
Gain on investments                                              22.8            15.0            48.6
Interest income, net                               16.7          19.2            78.2            35.9
Other income (expense), net                        (2.4)          7.3            (6.7)            3.5
                                                -------        ------        --------        --------
Income (loss) before income taxes                 (47.9)         49.0            73.4           136.1
Provision for income taxes                          5.1          15.6            46.2            40.6
                                                -------        ------        --------        --------
Net income (loss)                               $ (53.0)       $ 33.4        $   27.2        $   95.5
                                                =======        ======        ========        ========
Applied Biosystems Group
   Net income                                   $  47.6        $ 56.6        $  212.4        $  186.2
       Basic per share                          $  0.23        $ 0.27        $   1.01        $   0.90
       Diluted per share                        $  0.22        $ 0.26        $   0.96        $   0.86

Celera Genomics Group
   Net loss                                     $(101.7)       $(24.9)       $ (186.2)       $  (92.7)
       Basic and diluted per share              $ (1.66)       $(0.43)       $  (3.07)       $  (1.73)



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